Exhibit 23



                         Consent of Independent Auditors
                         -------------------------------




The Board of Directors
Capital Associates, Inc.:


We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-59570 and No. 33 68514) of Capital Associates, Inc. of our report dated July 14, 1995, except for Note 15, which is as of August 23, 1995, relating to the consolidated balance sheets of Capital Associates, Inc. and subsidiaries as of May 31, 1995 and 1994, and related consolidated statements of income, changes in shareholders' equity, and cash flows and related schedule for the three years then ended, which reports appear in the May 31, 1995 annual report on Form 10-K of Capital Associates, Inc.



                                             KPMG Peat Marwick LLP


                                             /s/KPMG Peat Marwick LLP
                                             ------------------------


Denver, Colorado
July 14, 1995